EXHIBIT 99

$TDCH, 30 DC ANNOUNCES THE OFFICIAL LAUNCH OF THE MAGCAST DIGITAL PUBLISHING PLATFORM PARTNER PROGRAM

New York, NY, December 3, 2012, 30DC, Inc. (OTC: TDCH), a provider of web-based tools for the monetization of digital content, today announced that it has officially launched its MagCast "Partner Program" following the signing of its initial 20 members.

The Partner Program allows qualified MagCast members - also called MagCasters - to market the MagCast Digital Publishing Platform ("MagCast") in their specialized market segment and receive an affiliate sales commission for new customer sales. At this stage, eligibility is limited to MagCasters who have published at least one magazine. As part of its broader business development plans, 30DC will be announcing further MagCast marketing initiatives at a later date. The company is also open to discussions about potential, key strategic partnerships with businesses that have complementary audiences.

Under the Partner Program, MagCasters will earn a 30% monthly commission on new customer fees (currently $297 per month). In discussing the program, 30DC CEO Ed Dale said, "We wanted our existing MagCasters to be the first ones to offer MagCast. They have worked with the product intensively, and therefore we believe they can promote its effectiveness, versatility and ease of use. MagCast is a premium product and it's important that partners meet strict quality criteria."

Mr. Dale elaborated further in saying, "We're really excited to spread the word on MagCast through our partners. We believe we can spread the word much faster through an outside network of partners rather than an in-house sales team. Furthermore as partners introduce new MagCasters, those new MagCasters in turn bring new MagCasters and the network has the potential for rapid viral expansion to levels well beyond the current 1,200 users and 175+ magazines."

To date, 30DC has focused MagCast on the Internet marketing and business opportunity industry vertical with the majority of sales coming from that market segment. By concentrating on that market first, and acquiring a sizeable number of Internet marketers as the initial MagCast users, the Company believes it has a built in sales force that is already well-versed with MagCast and excited about the results they are achieving. This group of enthusiastic MagCast users can then "pay it forward" by marketing it to colleagues in other markets, via direct referral, in the Partner Program and beyond.

MagCast is a collaboration of 30DC and Netbloo Media Ltd., who jointly developed the concept and design of the platform. More information about the MagCast publishing platform can be found at http://www.MagCast.co.

About 30DC, Inc. (http://www.30dcinc.com)

30DC provides web-based tools for the monetization of digital content. The Company's MagCast publishing platform offers an apps development and maintenance tool for publishers seeking to circulate content on a single issue or subscription basis. MagCast utilizes Apple's marketplace for digital media, and Newsstand as the customer interface, which provides electronic distribution and collects revenue.

The Company operates Internet educational services the Challenge (formerly the 30 Day Challenge) and Immediate Edge. The Challenge is a free module-based training program designed for individuals looking to learn about Internet marketing at their own pace. It can be accessed online at http://www.challenge.co. To date the education program has schooled more than 190,000 individuals, and currently has approximately 100,000 active online members.

Immediate  Edge  is one  of  the  longest  running  subscription-based  Internet
Marketing programs on the web. Immediate Edge serves as a research and development department for hard core Internet marketers to stay up-to-date with the latest industry trends on Internet Marketing and learn the most innovative ways of making money online. Immediate Edge course content includes, advice on selling digital products and services, how to run membership sites, affiliate management systems, rewards programs, and search engine optimization services. Immediate Edge can be accessed online at http://www.immediateedge.com.


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About Netbloo Media Ltd (http://www.marketpromax.com)

Netbloo Media Ltd is a Digital Marketing agency based in Asia Pacific with clients around the world. Netbloo Media Ltd helps online startups as well as big corporate players by providing custom Digital Marketing solutions including product Launch consulting, mobile Apps development, targeted web applications and media campaigns. Netbloo Media Ltd is responsible for some of the most "game changing" products including, Market Pro Max and The MagCast Publishing Platform.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company c annot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional: Ted Greenberg CFO 30DC, Inc.
Phone: 917-670-6678
E-mail: ted.greenberg@30dcinc.com or visit http://www.30dcinc.com
Source: 30DC, Inc.